Exhibit 99.1

Pure Cycle enters into Oil and Gas Lease with Anadarko at Sky Ranch

Denver, Colorado – March 14, 2011 – Pure Cycle Corporation (the “Company”) (NASDAQ Capital Market: PCYO) announced it has entered into an oil and gas lease with Anadarko E&P Company, a wholly owned subsidiary of Anadarko Petroleum Company, on the mineral estate owned by the Company at its Sky Ranch property. Pure Cycle will receive a bonus payment of approximately $1,268,000 and will receive a royalty of 20% on the gross sales proceeds (less certain taxes) from oil and gas developed from the property.

“With this lease we are tapping into the rapidly evolving development of the Niobrara oil and gas formation in Colorado. Obtaining a lease for the mineral rights at the Sky Ranch property was highly competitive among a number of national and international oil and gas operators” stated Mark Harding, President and CEO of Pure Cycle. “Our selection of Anadarko was based on their familiarity with the site, their extensive lease holdings in the vicinity of Sky Ranch, and their willingness to enter into a surface use agreement that provides for the colocation of Anadarko’s oil & gas wells with our water wells. It is our intent to have Anadarko develop its oil and gas sites ahead of full development at Sky Ranch. This allows us to monetize our mineral interests in a manner that will not adversely impact future urban development of Sky Ranch,” continued Mr. Harding.

Anadarko is currently conducting a seismic survey of approximately 150 square miles surrounding and including the Sky Ranch property to further evaluate the production potential of the Niobrara oil and gas formation, a formation which experts believe could hold as much as 2 billion barrels of oil. “We are diligently working to position the Sky Ranch property to be among the first sites that Anadarko develops after completion of the seismic evaluation. Our acquisition of the Sky Ranch property continues to exceed our expectations and we are optimistic about the opportunities the Sky Ranch property provides the Company and its shareholders” concluded Mr. Harding.

About Sky Ranch

The approximately 938-acre property is located in Arapahoe County, Colorado adjacent to I-70, approximately 16 miles east of Downtown Denver, four miles north of the Lowry Range, and four miles south of Denver International Airport. Sky Ranch has been zoned for residential, commercial and retail uses and may include up to 4,850 single family equivalent units. Current development plans anticipate entry level housing (i.e., houses costing less than $250,000) and the Company is discussing the development potential of this property with national home builders/developers.

Company Information
Pure Cycle owns water assets in multiple river basins in the State of Colorado as well as in certain aquifers in the Denver metropolitan area. Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area including the design, construction, operation and maintenance of water and wastewater systems.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456.